Exhibit 1

TEEKAY LNG PARTNERS L.P. 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda
NEWS RELEASE
TEEKAY LNG PARTNERS L.P. ANNOUNCES
INCREASE TO THIRD QUARTER DISTRIBUTION
Hamilton, Bermuda – November 3, 2008 - Teekay GP LLC, the general partner of Teekay LNG Partners L.P. (Teekay LNG or the Partnership) (NYSE: TGP), has declared a cash distribution of $0.57 per unit for the quarter ended September 30, 2008, an increase of $0.02 per unit, or 4 percent, from the previous quarter.
“We are pleased to announce another increase to the Partnership’s quarterly distribution,” commented Peter Evensen, Chief Executive Officer of Teekay GP LLC. “This increase reflects the contribution from the four RasGas 3 LNG carriers delivered between May and July this year. Combined with the $0.02 per unit increase last quarter as a result of the Partnership’s acquisition in April of the Kenai LNG Carriers, this represents a total increase in our distribution of 8 percent this year and reflects our confidence in the Partnership’s long-term, fixed-rate cash flows and contract counterparties.”
The cash distribution is payable on November 14, 2008 to all unitholders of record on November 7, 2008.
About Teekay LNG Partners L.P.
Teekay LNG Partners L.P. is a publicly-traded master limited partnership formed by Teekay Corporation (Teekay) (NYSE: TK) as part of its strategy to expand its operations in the LNG and LPG shipping sectors. Teekay LNG Partners L.P. provides LNG, LPG and crude oil marine transportation services under long-term, fixed-rate time charter contracts with major energy and utility companies through its fleet of 15 LNG carriers, six LPG carriers and eight Suezmax class crude oil tankers. Two of the 15 LNG carriers are newbuildings scheduled for delivery between late-2008 and early-2009. Five of the six LPG carriers are newbuildings scheduled for delivery in 2009 and 2010.
Teekay LNG Partners’ common units trade on the New York Stock Exchange under the symbol “TGP”.
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Forward Looking Statements
This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management’s current views with respect to certain future events and performance, including statements regarding the confidence in future cash flows and contract counterparties. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: the unit price of equity offerings to finance acquisitions; changes in production of LNG or LPG, either generally or in particular regions; required approvals by the conflicts committee of the board of directors of the Partnership’s general partner to acquire any LNG projects offered to the Partnership by Teekay; less than anticipated revenues or higher than anticipated costs or capital requirements; changes in trading patterns significantly affecting overall vessel tonnage requirements; changes in applicable industry laws and regulations and the timing of implementation of new laws and regulations; the potential for early termination of long-term contracts and inability of the Partnership to renew or replace long-term contracts; LNG and LPG project delays, shipyard production delays; the Partnership’s ability to raise financing to purchase additional vessels or to pursue LNG or LPG projects; changes to the amount or proportion of revenues, expenses, or debt service costs denominated in foreign currencies; and other factors discussed in Teekay LNG’s filings from time to time with the United States Securities and Exchange Commission, including its Report on Form 20-F for the fiscal year ended December 31, 2007. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.
For Investor Relations enquiries contact:
Kent Alekson
Tel: +1 (604) 609-6442
For Media enquiries contact:
Alana Duffy
Tel: +1 (604) 844-6605
Web site: www.teekaylng.com
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